Exhibit 10.6

November 5, 2020
George Apostol
First Floor, Minverva House
Ballsbridge, D4 Ireland
Dear George,
Your exceptional leadership and business expertise are critical to Endo (“Endo” or the “Company”) as we continue to advance our mission to develop and deliver life-enhancing products through focused execution. You are one of Endo’s key leaders who is critical to the implementation of our strategy and the pursuit of our vision of helping everyone we serve live their best life.
Based upon the criticality of your role and your contributions, I am pleased to inform you that you are eligible to receive a one-time cash-based compensation arrangement (Continuity Compensation) in the amount of €487,520 (subject to applicable tax withholdings). This Continuity Compensation will be paid in three equal installments of approximately €162,506.67 within 60 days following June 15, 2021, September 15, 2021 and December 15, 2021 (each a “Vesting Period”), and will be in addition to your annual cash incentive opportunity. To qualify for the Continuity Compensation payments, you must maintain strong work performance and remain employed with the Company through the applicable Vesting Periods. Continuity Compensation payments will be accelerated if your employment is terminated by Endo without cause before the end of any applicable Vesting Period. Any unpaid Continuity Compensation amounts will be forfeited if you are terminated for cause or resign before the end of a Vesting Period.
The Continuity Compensation arrangement will not become part of your remuneration, salary, or compensation (other than for tax purposes) for purposes of the calculation of any severance, notice or redundancy pay, or any other amount that you may be or become entitled to in relation to your employment or the termination of your employment. The Continuity Compensation payments are part of a one-time arrangement and is not an acquired right. Nor will the Continuity Compensation create any legal claim for you in respect to its cause or amount, either for the past or for the future.
This letter does not form a part of the employment contract between you and the Company or alter any other terms and conditions of your employment. You or Endo may terminate your employment at any time, for any reason, with or without Cause, pursuant to your employment contract or applicable law. No modifications of this letter may be made in the absence of a written document signed by the parties.

We thank you for your commitment to the Company, and are confident that Endo can count on your continued support. Please indicate your acceptance by signing and returning one copy of this letter agreement to Vito Romano, SVP Total Rewards and HR Operations.
Best Regards,

/S/ BLAISE COLEMAN	/S/ TRACY BASSO
Blaise Coleman	Tracy Basso
President & Chief Executive Officer	Chief Human Resources Officer

AGREED AND ACCEPTED

/S/ GEORGE APOSTOL	11/13/2020
George Apostol	Date (the “Effective Date”)